Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-11 of Bluerock Homes Trust, Inc. (the “Registration Statement”), and the accompanying prospectus to the Registration Statement, of our report dated February 5, 2024, relating to the consolidated financial statements of Amira JV LP and Subsidiary as of and for the year ended December 31, 2023 appearing in the Current Report on Form 8-K/A filed by Bluerock Homes Trust, Inc. on January 16, 2025.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

Tampa, Florida

October 8, 2025